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EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Maxwell Technologies, Inc. for the registration of 518,292 shares of its common stock expected to be filed on February 13, 2002 and to the incorporation by reference therein of our report dated February 9, 2001, except for Note 4, as to which the date is February 26, 2001 and Note 12, as to which the date is March 16, 2001, with respect to the consolidated financial statements of Maxwell Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP ERNST & YOUNG LLP

San Diego, California
February 12, 2002

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CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS